Exhibit 99.1

NEWS RELEASE

Contact:

MQ Associates, Inc.

Todd E. Andrews

Chief Financial Officer

(770) 300-0101

MQ ASSOCIATES, INC. ANNOUNCES RESULTS
FOR THE THIRD QUARTER OF 2006
AND NINE MONTHS ENDED SEPTEMBER 30, 2006

ALPHARETTA, GEORGIA, NOVEMBER 13, 2006 – MQ Associates, Inc. (“MedQuest”), a leading national provider of diagnostic imaging services, today announced its results for the third quarter of 2006 and nine months ended September 30, 2006.

Net revenue was $67.9 million for the third quarter 2006, representing a decrease of $6.4 million, or 8.6%, from net revenue of $74.3 million for the third quarter 2005. Net revenue was $208.7 million for the nine months ended September 30, 2006, representing a decrease of $14.0 million, or 6.3%, from net revenue of $222.7 million for the nine months ended September 30, 2005. For the third quarter 2006 and the nine months ended September 30, 2006, the decrease in net revenue was driven in large part by our termination of certain wholesale contracts, fewer lower modality procedures and a net reduction in centers.

Income from operations was $8.8 million for the third quarter 2006, representing an increase of $4.3 million, or 92.9%, from income from operations of $4.5 million for the third quarter 2005. Income from operations was $17.4 million for the nine months ended September 30, 2006, representing an increase of $5.8 million, or 50.3%, from income from operations of $11.6 million for the nine months ended September 30, 2005.  Income from operations for each of the third quarter of 2006 and the nine months ended September 30, 2006, includes a gain on the sale of a center of $2.5 million.

Capital expenditures were $7.9 million for the third quarter 2006 compared to $3.0 million for the third quarter 2005, and $19.5 million for the nine months ended September 30, 2006, compared to $9.7 million for the nine months ended September 30, 2005.  Cash provided by operating activities was $11.8 million for the nine months ended September 30, 2006, compared to $19.6 million for the nine months ended September 30, 2005. The decrease was primarily due to changes in working capital.

Adjusted EBITDA, which is defined below, was $17.5 million for the third quarter 2006, an increase of $1.4 million, or 8.7%, compared to $16.1 million for the third quarter 2005.  Adjusted EBITDA was $45.3 million for the nine months ended September 30, 2006, a decrease of $1.2 million, or 2.7%, compared to $46.5 million for the nine months ended September 30, 2005.  Adjusted EBITDA, as defined by MedQuest, is net income plus (a) interest expense, net, (b) income taxes, (c) depreciation and amortization, (d) non-cash expenses and (e) audit committee review and other charges.  For a more detailed discussion of Adjusted EBITDA and reconciliation to net loss, see the “Adjusted EBITDA” table at the end of this release.

Third Quarter 2006 Earnings Conference Call

MedQuest will conduct a conference call to discuss its third quarter 2006 results and related matters.  The conference call is scheduled for 3:00 p.m. EST on Friday, November 17, 2006 and can be accessed at (800) 299-9630 (domestic) or (617) 786-2904 (international).  Interested parties should call at least ten (10) minutes prior to the call to register and should use participant passcode #81287982.  The conference call will be broadcast live, and will be available for telephonic replay at (888) 286-8010 (domestic) or (617) 801-6888 (international) with participant passcode #76270228 through Friday, November 24, 2006.

Selected Financial Data

The following tables set forth selected financial data derived from MedQuest’s unaudited financial statements filed with its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006 and audited financial statements filed with its Annual Report on Form 10-K for the year ended December 31, 2005.

Condensed Consolidated Balance Sheets (in thousands)

	September 30, 2006	December 31, 2005
Assets
Cash and cash equivalents	$788	$11,604
Patient receivables, net of allowances	27,372	27,784
Other current assets	7,094	6,263
Total current assets	35,254	45,651
Property and equipment, net	77,078	86,151
Other assets	62,792	66,644
Total assets	$175,124	$198,446

Liabilities and Stockholders’ Deficit
Other current liabilities	$29,478	$40,333
Current portions of long-term debt and capital leases	1,574	10,911
Total current liabilities	31,052	51,244
Long-term debt and capital leases	337,409	326,794
Other liabilities	10,191	8,711
Total liabilities	378,652	386,749
Redeemable preferred stock	70,000	70,000
Total stockholders’ deficit	(273,528)	(258,303)
Total liabilities and stockholders’ deficit	$175,124	$198,446

Condensed Consolidated Statement of Operations (in thousands)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net revenue	$67,878	$74,289	$208,700	$222,744
Costs of services	29,929	33,551	94,137	102,507
MG&A expenses	23,091	27,386	72,439	80,482
(Gain) loss on disposal of assets	(2,255)	—	(754)	1,243
Depreciation and amortization	8,336	8,803	25,485	26,943
Income from operations	8,777	4,549	17,393	11,569
Interest expense, net	10,558	10,909	31,346	30,028
Equity in earnings of unconsolidated joint ventures	(61)	(58)	(177)	(182)
Provision for income taxes	530	815	1,479	2,363
Net loss	$(2,250)	$(7,117)	$(15,255)	$(20,640)

Adjusted EBITDA

This press release contains a discussion of Adjusted EBITDA, which, according to applicable Securities and Exchange Commission (“SEC”) rules, is a “non-GAAP financial measure” of MedQuest’s historical performance that is different from measures calculated and presented in accordance with GAAP.  MedQuest defines Adjusted EBITDA as net income plus (a) interest expense, net, (b) income taxes, (c) depreciation and amortization, (d) non-cash expenses and (e) audit committee review and other charges. Adjusted EBITDA as calculated by MedQuest is not necessarily comparable to similarly titled measures by other companies. In addition, Adjusted EBITDA (a) does not represent net income or cash flows from operations as defined by GAAP, (b) is not necessarily indicative of cash available to fund MedQuest’s cash flow needs, and (c) should not be considered as an alternative to net income, operating income, cash flows from operating activities or MedQuest’s other financial information as determined under GAAP.

Management uses Adjusted EBITDA in its internal analysis of operating performance and monitors it to ensure compliance with certain maintenance and debt incurrence covenants under MedQuest’s senior credit facility, which is described in more detail in MedQuest’s Annual Report on Form 10-K for the year ended December 31, 2005.  Management believes that Adjusted EBITDA provides useful information to investors for meaningful comparison to prior periods and analysis of critical components of results of operations, since it allows investors to compare the company’s ongoing performance before the effect of various items that do not directly affect the company’s ongoing financial performance.  Management also believes that disclosure of Adjusted EBITDA is valuable to investors because it allows them to monitor a key component of maintenance and debt incurrence covenants that determine MedQuest’s compliance with, and its ability to incur further indebtedness under, its senior credit facility.

A reconciliation from net loss to Adjusted EBITDA, as defined by MedQuest, is shown below (in thousands):

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net loss	$(2,250)	$(7,117)	$(15,255)	$(20,640)
Interest expense, net	10,558	10,909	31,346	30,028
Provision for income taxes	530	815	1,479	2,363
Depreciation and amortization	8,336	8,803	25,485	26,943
EBITDA	17,174	13,410	43,055	38,694
Non-cash expenses(1)	249	—	1,994	668
Audit Committee review and other charges(2)	75	2,694	224	7,152
Adjusted EBITDA(3)	$17,498	$16,104	$45,273	$46,514

(1)      MedQuest incurred approximately $0.2 million and $1.7 million of non-cash expenses related to the loss on disposal of assets in the third quarter of 2006 and in the nine months ended September 30, 2006, respectively, the majority of which were driven by closed centers. MedQuest had approximately $1.2 million of non-cash expenses related to the loss on disposal of assets in the nine months ended September 30, 2005, the majority of which were driven by closed centers, offset by an $0.8 million gain on settlement of insurance claim. MedQuest also had approximately $0.3 million of non-cash expenses in each of the nine months ended September 30, 2006 and 2005, primarily for exit activities related to closed centers.

(2)      MedQuest incurred approximately $0.1 million and $0.2 million of non-recurring cash expenses in the third quarter of 2006 and nine months ended September 30, 2006, respectively, related to the SEC’s formal inquiry concerning, among other things, MedQuest’s previous announcement that it expected to restate its financial statements for prior periods and its inability to timely file its Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, and September 30, 2005, which were filed in September and November 2005, and the U.S. Attorney’s Office investigation relating to the resignation of MedQuest’s former executive officers and its announcements that it expected to restate certain of its financial statements for prior periods. In the third quarter of 2005 and the nine months ended September 30, 2005, MedQuest incurred approximately $2.7 million and $7.2 million, respectively, of non-recurring cash expenses related to the audit committee review, the restatement, the amendment of the senior credit facility, consent solicitation to holders of its notes, executive search fees and other related expenses.

(3)      Adjusted EBITDA for each of the third quarter of 2006 and the nine months ended September 30, 2006, includes a gain on the sale of a center of $2.5 million.

About MQ Associates, Inc.

MQ Associates, Inc. is a holding company and has no material assets or operations other than its ownership of 100% of the outstanding capital stock of MedQuest, Inc.  MedQuest, Inc. is a leading operator of independent, fixed-site, outpatient diagnostic imaging centers in the United States.  These centers provide high quality diagnostic imaging services using a variety of technologies, including magnetic resonance imaging (MRI), computed tomography (CT), nuclear medicine, general radiology, bone densitometry, ultrasound and mammography.  MedQuest, Inc. operates a network of 91 centers in thirteen states located primarily throughout the southeastern and southwestern United States.

Forward-Looking Statements

This press release contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, without limitation, statements regarding MedQuest’s future growth and profitability, growth strategy and trends in the industry in which it operates.  These forward-looking statements are based on MedQuest’s current expectations and are subject to a number of risks, uncertainties and assumptions.  MedQuest can give no assurance that such forward-looking statements will prove to be correct.  Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are the results of the previously announced inquiry by the Securities and Exchange Commission (“SEC”) or any other future action taken by the SEC, general economic and business conditions, the effect of healthcare industry trends on third-party reimbursement rates and demand for its services, limitations and delays in reimbursement by third-party payors, changes in governmental regulations that affect its ability to do business, actions of its competitors, introduction of new technologies, risks associated with its acquisition strategy and integration costs, and the additional factors and risks contained in MedQuest’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the SEC on March 31, 2006 as well as its other periodic reports filed with the SEC.